EXHIBIT 10.7

POWER INTEGRATIONS, INC.

EXECUTIVE OFFICER BENEFITS AGREEMENT

THIS EXECUTIVE OFFICER BENEFITS AGREEMENT (the “Agreement”) is made and entered into as of August 8, 2007 (the “Effective Date”), by and between POWER INTEGRATIONS, INC., a Delaware corporation, (the “Company”) and RAFAEL TORRES (“Executive”).

RECITALS

A. Executive is an executive officer of the Company and possesses valuable knowledge of the Company, its business and operations, and the markets in which the Company competes.

B. The Company draws upon the knowledge, experience and advice of Executive in order to manage its business for the benefit of the Company’s stockholders.

C. The Board of Directors desires to supplement Executive’s employment arrangements so as to provide additional compensation and benefits to the Executive to encourage Executive to continue to devote his attention and dedication to the Company and to create additional incentives to continue his employment with the Company.

AGREEMENT

THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the undersigned hereby agree and acknowledge as follows:

1. The parties hereby agree to the terms hereof, including the terms set forth on Exhibit A hereto.

2. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

1.

IN WITNESS WHEREOF, the undersigned have executed this EXECUTIVE OFFICER BENEFITS AGREEMENT, intending to be legally bound as of the Effective Date.

COMPANY:	POWER INTEGRATIONS, INC.

	By:	/s/ Balu Balakrishnan
Name: Balu Balakrishnan
Title: CEO
	Date:	8-15-07

EXECUTIVE:

/s/ Rafael Torres
Rafael Torres
	Date:	8/15/07
Address for Notice:

2.

EXHIBIT A

TERMS OF EXECUTIVE OFFICER BENEFITS AGREEMENT

Effective: August 8, 2007

1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

(a) “Cause” means:

(i) A material act of theft, dishonesty, fraud, intentional falsification of any employment or Company records or the commission of any criminal act which impairs Executive’s ability to perform his/her duties under this Agreement;

(ii) A material improper disclosure of the Company’s confidential, business or proprietary information by Executive;

(iii) Any action by Executive intentionally causing or expected to cause material harm to the reputation and standing of the Company, or gross negligence or willful misconduct in the performance of Executive’s assigned duties (but not mere unsatisfactory performance); or

(iv) The Executive’s conviction (including any plea of guilty or nolo contendere) for a felony causing material harm to the reputation and standing of the Company, as determined by the Company in good faith.

(b) “Change of Control” means:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii) The Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) There occurs a change in the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. For purposes of this Agreement, an “Incumbent Director” is any director who is either:

(A) A director of the Company as of January 1, 2007; or

3.

(B) A director who is elected or nominated for election to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv) The sale or disposition of 50% or more of the Company’s assets (or consummation of any transaction having similar effect); or

(v) The dissolution or liquidation of the Company.

(c) “Company” shall mean Power Integrations, Inc., and following a Change of Control, any successor or assign to its business and/or assets that agrees or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d) “Competition” shall mean rendering services for any organization or engaging in any business directly competitive with the Company or materially contrary or harmful to the interests of the Company, including, but not limited to (i) accepting employment with, or serving as a consultant, advisor or in any other capacity to, the division or other portion of the business of any employer which competes directly with the Company; (ii) materially acting against the interest of the Company or (iii) personally recruiting, directly or indirectly, any person who is then an employee of the Company.

(e) “Good Reason” means the occurrence of any of the following conditions, without Executive’s written consent, which condition(s) remain(s) in effect 20 days after written notice to the Board from Executive of such condition(s), if such notice is given within one year of the occurrence of such condition(s):

(i) A material decrease or planned decrease in Executive’s annual salary, targeted annual incentive bonus or employee benefits following a Change of Control;

(ii) A demotion, a material reduction in Executive’s position, responsibilities or duties or a material, adverse change in Executive’s substantive functional responsibilities or duties, provided, however, that in the event of a Change of Control, Executive will not be deemed demoted nor his position, responsibilities or duties materially reduced or his substantive functional responsibilities or duties materially adversely changed if Executive is responsible for substantially the same function that Executive had in the Company and such function and the responsibilities and duties thereof are similar to those of like situated employees of the acquirer employed in other subsidiaries, divisions, or units.

(iii) The relocation of Executive’s work place for the Company to a location more than fifty (50) miles from the current location of Executive’s work place or a material adverse change in the working conditions or established working hours which persist for a period of six continuous months; or

4.

(iv) Any material breach of this Agreement by the Company.

(f) “New Executive” means an Executive who has served as an executive of the Company for fewer than five years. Executive’s service to the Company as an executive will be deemed to begin upon the date of commencement of employment as an executive officer or upon the date of promotion to an executive officer position. A New Executive will be first eligible for the benefits under this Agreement upon the completion of one year of continuous service as an executive officer of the Company, unless the Board of Directors or Compensation Committee determines otherwise.

(g) “Permanent Disability” means that:

(i) The Executive has been incapacitated by bodily injury or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(ii) Such total incapacity shall have continued for a period of six consecutive months; and

(iii) Such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(h) “Senior Executive” means an Executive who has served continuously as an executive of the Company for at least five years. Executive’s service to the Company as an executive will be deemed to begin upon the date of commencement of employment as an executive officer or upon the date of promotion to an executive officer position.

(i) “Termination of Employment” means:

(i) Any termination of employment of the Executive by the Company without Cause; and

(ii) Any resignation by the Executive for Good Reason.

(j) “Termination of Employment” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of Permanent Disability of the Executive; (c) as a result of the death of the Executive; (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason; or (e) a Termination Upon Change of Control.

(k) “Termination Upon Change of Control” means:

(i) Any termination of the employment of the Executive by the Company without Cause on or within eighteen (18) months after (i) the occurrence of a Change of Control; or (ii) the date that the person serving as of the Effective Date as Chief Executive Officer of the company ceases to serve in such office.

5.

(ii) Any resignation by the Executive for Good Reason within eighteen (18) months after (i) the occurrence of a Change of Control or (ii) the date that the person serving as of the Effective Date as Chief Executive Officer of the Company ceases to serve in such office.

(l) “Termination Upon Change of Control” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of the Permanent Disability of the Executive; (c) as a result of the death of the Executive; or (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.

2. Position and Duties. Executive shall continue to be an at-will employee of the Company employed in his/her current position at his/her then current salary rate. Executive shall also be entitled to continue to participate in and to receive benefits on the same basis as other executive or senior staff members under any of the Company’s employee benefit plans as in effect from time to time. In addition, Executive shall be entitled to the benefits afforded to other employees similarly situated under the Company’s vacation, holiday and business expense reimbursement policies. Executive agrees to devote the business time, energy and skill necessary to execute his/her duties at the Company. These duties shall include, but not be limited to, any duties consistent with his/her position which may be assigned to Executive from time to time.

3. Acceleration of Vesting of Stock Options Upon a Change of Control. In the event of a Change of Control, and provided that Executive’s employment with the Company has not terminated prior to such date, all stock options granted by the Company to the Executive prior to the Change of Control shall have their vesting accelerated, such that 25% of the then unvested shares will be deemed vested and exercisable as of the consummation of the Change of Control. Notwithstanding the foregoing, if the Change of Control does not require the assumption or substitution by the acquiring entity (or parent thereof) of all of the Company’s obligations of the then outstanding stock options, then (i) if Executive is a New Executive, 50% of the then unvested shares will be accelerated and deemed vested and exercisable ten (10) days prior to the consummation of the Change of Control; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares will be accelerated and deemed vested and exercisable ten (10) days prior to the consummation of the Change of Control. In the event of a Change of Control, the Company undertakes to facilitate Executive’s receipt of the benefits set forth in this section by providing written notice to Executive, at least ten (10) days in advance of the closing of such transaction, which (i) indicates the anticipated timing and material economic terms of the anticipated transaction and (ii) references the Executive’s rights under this Section 3. The Company shall also provide appropriate option exercise forms and instructions to assist Executive in exercising his or her rights to acquire securities of the Company on or prior to the consummation of the Change of Control. Executive is strongly encouraged to consult with his or her tax and financial advisor prior to electing to exercise any option pursuant to this Agreement.

4. Termination Upon Change of Control.

(a) Severance Benefits. In the event of the Executive’s Termination Upon Change of Control, Executive shall be entitled to the following separation benefits:

(i) All salary, accrued but unused vacation earned through the date of Executive’s termination and Executive’s target bonus for the year in which termination occurs, prorated through the date of Executive’s termination;

6.

(ii) Within fourteen (14) days of submission of proper expense reports by the Executive, reimbursement by the Company for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to his termination of employment;

(iii) (i) if Executive is a New Executive, payment of an amount equal to six (6) months of Executive’s highest annual salary from the Company and 50% of the Executive’s targeted annual incentive bonus as in effect as of the date of such termination; or

(ii) if Executive is a Senior Executive, payment of an amount equal to (a) six (6) months of Executive’s highest annual salary from the Company and 50% of the Executive’s targeted annual incentive bonus as in effect as of the date of such termination and (b) up to an additional six (6) months of such salary and 50% of such bonus until Executive secures new employment all less applicable withholding, paid in a lump sum within thirty (30) days of termination of employment; provided that, in the case of Section 4(a)(iii)(ii)(b) above, the amounts of additional salary and bonus shall be paid in ratable monthly installments for six months or until Executive secures new employment, whichever occurs earlier;

(iv) The ability to exercise any and all vested options granted after August 8, 2007 (and any options granted prior to August 8, 2007 only to the extent that such extension of exercisability would not require the Company to incur a compensation expense for financial statement purposes) for twelve (12) months from the date of termination of employment; and

(v) The vesting of all stock options granted by the Company to the Executive and outstanding immediately prior to such Termination Upon Change of Control shall have their vesting accelerated, such that (i) if Executive is a New Executive, 50% of the then unvested shares will be deemed vested and exercisable as of the date of termination of employment; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares will be deemed vested and exercisable as of the date of termination of employment.

(b) Benefits Continuation.

(i) In the event of Executive’s Termination Upon Change of Control, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) and the Company shall pay such COBRA premiums for (i) six (6) months from the date of termination of employment, if Executive is a New Executive; or (ii) twelve (12) months from the date of termination of employment, if Executive is a Senior Executive. Notwithstanding the above, in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums; and

7.

(ii) Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.

5. Termination of Employment.

(a) Severance Benefits. In the event of the Executive’s Termination of Employment, Executive shall be entitled to all separation benefits provided in Section 4(a)(i) and 4(a)(ii) above. In addition, Executive shall be entitled to six (6) months of Executive’s highest annual salary (with the Company) and 50% of the Executive’s targeted annual incentive bonus as in effect as of the date of such termination, all less applicable withholding, paid in a lump sum within thirty (30) days of termination of employment.

(b) Benefits Continuation.

(i) In the event of Executive’s Termination of Employment, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of COBRA and the Company shall pay such COBRA premiums for six (6) months from the date of termination of employment. Notwithstanding the above, in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums; and

(ii) Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.

6. Retirement Benefits.

(a) In order to be eligible for the “Retirement Benefits” described in Section 6(b) below, the Executive must meet both of the following criteria:

(i) At the time of Executive’s voluntary termination of employment with the Company (other than in circumstances in which such termination constitutes a Termination of Employment), the Executive has (1) achieved the age of 50 and served the Company for at least 15 years; or (2) achieved the age of 55 and served the Company for at least 10 years; and

(ii) At any time during which the Executive is receiving Retirement Benefits, the Executive shall not (1) be employed or on contract full time by a third party (excluding a non-profit organization described in Section 501(c)(3) of the Code) or (2) engage in Competition. If the Executive engages in either (1) or (2), then all Retirement Benefits shall terminate immediately and permanently.

8.

(b) If both conditions in Sections 6(a)(i) and 6(a)(ii) above are satisfied, the Executive shall be entitled to receive the following “Retirement Benefits:”

(i) The ability to exercise any and all options granted after August 8, 2007 (and any options granted prior to August 8, 2007 only to the extent that such extension of exercisability would not require the Company to incur a compensation expense for financial statement purposes) to the extent such options are vested as of the date of termination of employment for the earlier of: (i) the term of the option or (ii) five years; and

(ii) The Company shall pay the Executive’s medical and dental premiums until the Executive achieves the age of 65 and additionally, if the Executive’s medical and dental coverage on the date of termination included the Executive’s dependents, the premiums of such dependents until the Executive achieves the age of 65, as follows:

(A) COBRA Continuation Coverage. Upon the termination of Executive’s active employment with the Company, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of COBRA and the Company shall pay such COBRA premiums. Notwithstanding the above, in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums; and

(B) Coverage After COBRA & Prior to Medicare Eligibility. In the event the Executive is not eligible for Medicare coverage at end of his maximum applicable COBRA coverage period, then, the Executive shall identify and locate either or both an individual conversion policy through the insurer providing insurance coverage in connection with the Company sponsored medical and dental plans available to active employees (the “Conversion Policy”), and/or a supplemental individual policy or an individual policy on the open market (the “Individual Policy”) to be effective upon the termination of his COBRA continuation coverage so that, when the coverages for Executive provided by the Conversion Policy and/or the Individual Policy are combined, such coverages provide substantially similar medical and dental benefits in the aggregate as those provided under the medical and dental plans sponsored by the Company at such time, or at any time after the termination of Executive’s employment, for active employees (the “Comparable Coverage”). The Company shall be responsible for the payment of any Conversion Policy premiums and/or Individual Policy premiums for the Comparable Coverage which payment shall not exceed the cost of premiums for medical and dental coverage for then active employees. Notwithstanding the above, in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of such premiums; and

(C) Coverage After COBRA & Upon Medicare Eligibility. In the event the Executive is eligible for Medicare coverage at the end of his maximum applicable COBRA coverage period, the Executive may identify and locate a Medicare supplemental policy, which may include, to the extent permitted, the medical and dental plans

9.

sponsored by the Company at such time for active employees (the “Company Plans”), that, when combined with the coverage provided by Medicare (both Parts A and B), provides Comparable Coverage. If Executive is at such time eligible to participate under the Company Plans, Executive will be entitled to so participate; provided that Executive shall be solely responsible for the payment of any Medicare premiums and/or Medical supplemental policy premiums for the Comparable Coverage (including, if applicable, any premiums under the Company Plans). The Company will use commercially reasonable efforts to provide that Executive will continue to be eligible for coverage under the Company Plans, unless the Board of Directors or Compensation Committee determines that such coverage would create an undue burden on the Company.

(D) Taxes. The Executive shall be responsible for any taxes that may be attributable to or result from the payments made by the Company in accordance with this Section 6(b)(ii) or receipt of medical and dental benefits attributable to or result from such payments.

7. Termination of Employment due to Death or Permanent Disability.

(a) In the event of (i) the Executive’s death during his employment with the Company and the Executive having satisfied the criteria provided at Section 6(a)(i) as of or prior to the date of his death or (ii) the Executive’s death during the period while Executive was receiving Retirement Benefits as a result of compliance with the criteria provided at Section 6(a)(i) and 6(a)(ii), (1) the Executive’s legal representative or any person empowered to act on his behalf under his will or under the then applicable laws of descent and distribution shall be entitled to the extension of the term of stock option exercisability pursuant to Section 6(b)(i) and (2) the Executive’s dependents, to the extent applicable, shall be entitled to the medical and dental benefits pursuant to Section 6(b)(ii)(A)-(D) for that period of time until the Executive would have achieved the age of 65 if the Executive had lived.

(b) In the event of the Executive’s Permanent Disability during his employment with the Company and the Executive having satisfied the criteria provided at Section 6(a)(i), the Executive, and to the extent applicable, his dependents, shall be entitled to the benefits provided in Section 6(b)(i)and 6(b)(ii)(A)-(D).

8. Payment of Taxes. All payments made to Executive under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes.

9. Parachute Payment. In the event that any of the payments and benefits provided for in this Agreement or otherwise payable to the Executive in connection with the Change of Control (collectively, the “Payments”) would result in a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either: (i) the full amount of the Payments, or (ii) a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, stated and local income tax and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefit. Unless the Company and the Executive otherwise agree in writing, any determination required under

10.

this Section 9 shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.

10. Exclusive Remedy. The payments and benefits provided for in Section 4 or Section 5 shall constitute the Executive’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Executive and the Company. To the extent Executive is entitled to severance or other benefits upon termination of employment under this Agreement and any other agreement, the benefits payable under this Agreement shall be reduced by the amounts paid to Executive under any other such agreement.

11. Proprietary and Confidential Information. The Executive agrees to continue to abide by the terms and conditions of any Company’s confidentiality and/or proprietary rights agreement between the Executive and the Company.

12. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in San Jose, California or elsewhere by mutual agreement. The selection of the arbitrator and the arbitration procedure shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. All costs and expenses of arbitration or litigation, including but not limited to reasonable attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the Company. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

13. Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to such state’s conflict of laws rules.

14. Conflict in Benefits. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement. To the extent Executive is entitled to severance or other benefits upon termination of employment under this Agreement and any other agreement, including any change in control agreement entered into by the Company and the Executive, the benefits payable under this Agreement shall supersede and replace any other such agreement. However, this Agreement is not intended to and shall not affect, limit or terminate (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company, (ii) the Company’s stock option plans, (iii) any agreement or arrangement with the Executive that has been reduced to writing and which does not relate to the subject matter hereof, or (iv) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided herein.

11.

15. Release of Claims. No severance benefits shall be paid to Executive under this Agreement unless and until the Executive shall, in consideration of the payment of such severance benefit, execute a release of claims in a form reasonably satisfactory to the Company. Notwithstanding the foregoing, the general release shall not be construed to waive any right to indemnification or contribution otherwise available to Executive under law or rules of corporate governance with respect to claims by third parties for actions or omissions in Executive’s role as an officer of the Company.

16. Successors and Assigns.

(a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle the Executive to terminate his or her employment with the Company within three (3) months thereafter and to receive the benefits provided under Section 4 of this Agreement in the event of Termination Upon Change of Control. As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:

Power Integrations, Inc.

5245 Hellyer Avenue

San Jose, California 95138

Attn: Chief Executive Officer or Chief Financial Officer

and if to the Executive at the address specified on the cover page to this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. No Representations. Executive acknowledges that he/she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

12.

19. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

20. Consultation with Legal and Financial Advisors. Executive acknowledges that his Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisers; and that Executive has had adequate time to consult with Executive’s advisers before signing this Agreement.

13.

21. Application of Section 409A and Other Limitations.

(a) Extension of Stock Option Exercise Period. Notwithstanding anything to the contrary in this Agreement, in the event any extended exercise period provided for in this Agreement shall result in a portion of a stock option becoming subject to the provisions of Section 409A of the Code, the extended exercise period of such portion of such stock option shall be automatically shortened to the minimum extent necessary to prevent such portion of such option from becoming subject to Section 409A of the Code. In further limitation of any provisions providing for an extended exercise period, the following provisions shall apply:

(i) If the stock option was granted pursuant to the 1997 Stock Option Plan, as amended (the “1997 Plan”) and pursuant to a Change in Control (as defined in the 1997 Plan) substantially all of the stock options outstanding pursuant to the 1997 Plan will be terminated at the effective date of such Change in Control, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(ii) If the stock option was granted pursuant to the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”) and pursuant to a Change in Control (as defined in the 1998 Plan) substantially all of the stock options outstanding pursuant to the 1998 Plan will be terminated at the effective date of such Change in Control, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(iii) If the stock option was granted pursuant to an equity incentive plan adopted after the date hereof (a “Future Plan”) and, pursuant to the provisions of the Future Plan, substantially all of the stock options outstanding pursuant to the Future Plan will be terminated at the effective date of an event or transaction, any provisions in this Agreement providing for an extended exercise period shall not apply to such stock option.

(b) Other Benefits. In the event that any benefit provided for under this Agreement, including but not limited to severance, medical, dental and retirement benefits, shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) In the event the payment of such benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board of Directors or the Compensation Committee may attach conditions to or adjust the amounts paid pursuant to this Section 21(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 21(b); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

14.